Exhibit No. EX-23.h.8.a


                                    EXHIBIT A
                       to the Fee Waiver Agreement between
                        NATIONWIDE VARIABLE INSURANCE TRUST
                          and NATIONWIDE FUND MANAGEMENT LLC

                             Effective May 1, 2007*



Name of Fund                                               Expense Waivers

American Funds NVIT Growth Fund                                 0.15%
American Funds NVIT Global Growth Fund                          0.15%
American Funds NVIT Asset Allocation Fund                       0.15%
American Funds NVIT Bond Fund                                   0.15%
American Funds NVIT Growth-Income Fund                          0.15%





* As most recently approved at the December 7, 2006 Board Meeting to add the American Funds NVIT Growth and Income Fund.